Exhibit 10.1

EXECUTION COPY

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Separation Agreement”) is made and entered into by and between Louis Ferrari (“you”) and Savient Pharmaceuticals, Inc. (“Savient” or the “Company”) (Savient and you, together, the “Parties”).

RECITALS

WHEREAS, Savient has employed you since February 21, 2011 pursuant to an Employment Agreement previously entered into by the Parties, originally as of February 7, 2011 and as amended and restated as of July 9, 2012, a copy of which is attached hereto as “Exhibit A” (the “Employment Agreement”); and

WHEREAS, consistent with Savient’s obligations under the Employment Agreement, on June 19, 2013 (the “Notice Date”), the Company provided you with sixty (60) days’ advance written notice of the termination of your employment pursuant to Section 7.4 of the Employment Agreement (the “Notice Period”); and

WHEREAS, you have been relieved from your duties as President and Chief Executive Officer during the Notice Period; and

WHEREAS, your employment shall terminate effective August 18, 2013 (the “Scheduled Separation Date”) unless your employment is sooner terminated by the Company for Cause (as such term is defined in the Employment Agreement, excepting item (e) of such definition); and

WHEREAS, you are bound by the covenants and ongoing obligations set forth herein and/or otherwise required by law, in the “Confidentiality and Noncompetition” provisions of Article 13 of your Employment Agreement (as revised by this Separation Agreement), in your Proprietary Information Agreement (defined in Section 1(c) below), in the Statement of Savient’s Policy Regarding Insider Information and Stock Trading, and in the Company’s Technology Policy; and

WHEREAS, you and the Company wish to confirm the terms of your separation from employment and to settle, release and discharge, with prejudice, any and all claims you have or may have against the Released Parties (defined in Section 3(a) below), including but not limited to those arising or which may be arising out of the termination of your Employment Agreement and your employment with and/or your separation of employment from the Company;

NOW, THEREFORE, in consideration of the mutual commitments set forth in this Separation Agreement, and intending to be legally and forever bound, you and the Company understand and agree as follows:

1.	Separation of Employment; Continuing Obligations.

(a) You acknowledge that you received written notification from the Company on the Notice Date that, as of the Notice Date, you shall no longer hold the positions of President and Chief Executive Officer of the Company or any other position with the Company and that your employment will terminate pursuant to Section 7.4 of the Employment Agreement as of the Scheduled Separation Date. You agree to execute such documents and take such actions as may be necessary or desirable to effectuate the foregoing. Except as otherwise provided herein, all of your rights under the Employment Agreement shall terminate as of the Scheduled Separation Date. Provided you do not resign or engage in any acts or omissions leading to the Company’s termination of your employment for Cause (as such term is defined in the Employment Agreement, excepting item (e) of such definition), from the Notice Date through the Scheduled Separation Date, you will continue to receive your regular base salary and benefits payable on regularly-scheduled paydates.

(b) You understand and agree that, except as expressly provided within this Separation Agreement, all of Savient’s duties and obligations pursuant to your employment and your separation from that employment, whether by written agreement, plan, policy, practice or otherwise, will be completely extinguished as of the Scheduled Separation Date and, following the Scheduled Separation Date, you will have no further right to any salary or employee benefits provided by Savient including, without limitation, under any health benefit, bonus, incentive compensation, commission, profit sharing and/or any other employee benefit plans of Savient and/or any other Released Parties. You also acknowledge and agree that the provisions of and payments under this Separation Agreement will and do not extend your service beyond the Scheduled Separation Date or increase any amounts due to you under any benefit plans of Savient and/or any other Released Parties.

(c) You similarly understand and agree that all of your duties and obligations to the Company will be extinguished as of the Scheduled Separation Date, with the exception of: (i) those obligations stated herein and/or otherwise required by law, including, without limitations, the obligations set forth in Sections 13 and 14 of this Separation Agreement; (ii) the obligations against competing with the Company, against raiding or soliciting the Company’s employees, and requiring the continued protection of the Company’s confidential and proprietary business information as set forth in Article 13, “Confidentiality and Noncompetition”, of your Employment Agreement and this Separation Agreement, which obligations continue in full force and effect in accordance with the terms of such Article 13, as revised by this Separation Agreement; (iii) your obligations stated within your “Proprietary Information and Inventions Agreement” executed on or about February 21, 2011 (the “Proprietary Information Agreement”) which obligations continue in full force and effect in accordance with the terms of the agreement; and (iv) the Statement of Savient’s Policy Regarding Insider Information and Stock Trading and the Company’s Technology Policy (together, the “Ongoing Obligations”).

2.	Acknowledgment of Receipt of All Previous Pay, Benefits and Allowable Business Expenses; No Work-Related Injuries; and No Other Amounts Due and Owing.

(a) You acknowledge and agree that, as of the date you sign this Separation Agreement, you have been paid in full, less all applicable federal, state and local employment and income taxes

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and other required or elected withholdings, for: (i) all wages and base pay or salary you earned through the Notice Date and (ii) all other amounts owed to you as of the Notice Date other than as expressly described in this Separation Agreement, including but not limited to overtime pay, bonuses, commissions, incentive compensation and all other compensation and/or benefits accrued, owed or otherwise due to you under any Savient policy, plan, practice, program, arrangement and/or agreement.

(b) The Company will pay you in full for any earned but unpaid base salary or other wages through the Scheduled Separation Date, together with any accrued, unused vacation (equal to twenty-one (21) days) in accordance with the Company’s customary payroll procedures (“Final Pay”). Such amounts shall be less all applicable federal, state and local withholding taxes and any other authorized or required deductions. Your entitlement to the Final Pay is in no way conditioned on your executing a release of claims.

(c) You understand and agree that you will receive payment for all reimbursable out-of-pocket eligible business expenses under Company policies or practices, provided that you submit hard-copy proof of the same to Savient no later than the close of business on your Scheduled Separation Date. All such reimbursements shall be made promptly and in all events no later than December 31, 2013.

(d) You warrant that you have sustained no work-related injuries and, to the best of your knowledge, have contracted no known occupational diseases. You also agree that you have previously been provided all family, medical and disability leave and/or other benefits to which you were ever entitled under federal, state or local family, medical and disability accommodations laws, including any right to reinstatement upon the conclusion of any period of leave, if any.

(e) You understand and agree that, except as provided for in this Separation Agreement, following the Scheduled Separation Date, you are not and will not be eligible to receive any further payments or other benefits from Savient under any incentive compensation plan, commission plan, bonus plan, severance plan, or other plan, program, agreement, arrangement or policy of the Company and/or any other Released Party and, additionally, that Savient and all of the other Released Parties shall never be required to make any further payment or provide any further benefit, for any reason whatsoever, to you or any other person on your behalf regarding any claim, right or status you may have arising on or before the Effective Date of this Separation Agreement (as defined in Section 18(f), below).

3.	Your Release of Claims and Covenant Not to Sue.

(a) In exchange for Savient providing you with the payments and other benefits described in this Separation Agreement, you, on behalf of yourself, your heirs, executors, personal representatives, administrators, agents and assigns, hereby fully, forever, irrevocably and unconditionally release, remise and discharge all waivable claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses, including attorney’s fees and costs, of every kind and nature (collectively, the “Claims” as used throughout this Separation Agreement), whether real or perceived, accrued or unaccrued,

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liquidated or contingent, and now known or unknown, which you or your heirs, executors, personal representatives, administrators, agents and assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever against the Company, its affiliated and related companies, all of its and their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, all of its and their past and present employees, managers, directors, officers, administrators, shareholders, members, investors, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of its and their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Separation Agreement), (i) based on, related to, or arising from any event that has occurred before you sign this Separation Agreement; (ii) related to or arising out of or in any way concerning your employment with the Company, the terms, conditions or privileges of your employment with the Company, or the termination of your employment by the Company; and/or (iii) related to or arising under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and you existing as of the Effective Date, including, but not limited to the Employment Agreement. This release includes, without limitation, all claims based on, related to, or arising from any and all violations and/or alleged violations of federal, state or local human rights, fair employment practices and/or other laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 200(e), et seq. (“Title VII”), the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (“ADA”), the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq. (“ERISA”), the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”), the Fair Labor Standards Act, 29 U.S.C. § 215(a)(3), et seq. (“FLSA”), the Equal Pay Act of 1963, 29 U.S.C. § 206, et seq. (“EPA”), the Lilly Ledbetter Fair Pay Act of 2010, H.R. 11 (“Fair Pay Act”), the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff, et seq. (“GINA”), the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Occupational Safety and Health Act, 29 U.S.C. 651, et seq. (“OSHA”), the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7201, et seq., the Fair Credit Reporting Act, 15 U.S.C. 1681, et seq. (“FCRA”), the National Labor Relations Act, 29 U.S.C. § 151, et seq. (“NLRA”), the Labor Management Relations Act, 29 U.S.C. §§ 141–187, et seq. (“NLRA”), the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301, et seq. (“USERRA”), the New Jersey Law Against Discrimination, N.J.S.A. 10:5-12, et seq. (“NJLAD”), the New Jersey Discrimination in Wages Law, N.J.S.A. 34:11-56.2, et seq., the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq. (“NJFLA”), the New Jersey Temporary Disability Benefits and Family Leave Insurance Law, N.J.S.A. 43:21-25, et seq., the New Jersey Civil Rights Act, N.J.S.A. 10:6-1, et seq. (“NJCRA”), the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq. (“CEPA”), the New Jersey Wage Payment Act, N.J.S.A. 34:11-4.1, et seq., the New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1, et seq., the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a, et seq., the New Jersey Millville Dallas Airmotive Plant Job Loss Act, N.J.S.A. 34:21-1, et seq., the New Jersey Fair Credit Reporting Act, N.J.S.A. 56:28-1, et seq. (“NJFCRA”), and all other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, as they may be amended, as well all claims for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public

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policy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States and New Jersey Constitutions.

(b) You understand that the laws described above give you important remedies that relate to claims that you have or may have arising out of or in connection with your employment with, or separation from employment from, the Company and agree that you are freely and voluntarily giving up those remedies and claims. By signing this Separation Agreement, you agree that you have unconditionally waived the right to proceed with discovery concerning any released claim in any future litigation with any Released Party, if any. You also agree that the release pursuant to this Section 3 includes all claims for equitable or other relief, attorney’s fees, and other fees and costs incurred up to the date you sign this Separation Agreement for any reason (other than the payment of attorney’s fees described in the next sentence). The Company shall reimburse you for the reasonable attorney’s fees and expenses actually incurred by you in the negotiation of this Separation Agreement, up to a maximum amount of Fifteen Thousand Dollars ($15,000). The payment of such amount shall be governed by the terms of Section 16, provided that the Company shall provide reimbursement of such fees to you within thirty (30) days following receipt of the invoice evidencing such fees.

(c) You represent and warrant that: (i) you are the lawful owner of all claims released through this Separation Agreement; (ii) you have the beneficial interest in the payment that you will receive under this Separation Agreement; (iii) you have not assigned, and will not assign, any interest in any claim released through this Separation Agreement; (iv) you have not filed, and are not and have not been subject to, a voluntary or involuntary bankruptcy petition in the past three (3) years; (v) you are not a debtor in any pending bankruptcy case; (vi) no receiver, bankruptcy trustee or other third party may assert a right to any claim released through this Separation Agreement or the payment tendered or to be tendered under this Separation Agreement. You agree that the foregoing representations and warranties shall survive the execution, performance and consummation or termination of this Separation Agreement. You further agree that you will fully indemnify and hold the Released Parties harmless to the extent any of the foregoing representations and warranties is or becomes untrue for any claims or damages, including attorneys’ fees, fines, costs, liquidated damages and punitive damages, asserted or awarded against any of the Released Parties and, should it be determined that any bankruptcy trustee or other third party has a right to the payment made to you under this Separation Agreement, you immediately will return to Savient an amount equivalent to the full value of your Severance Amount.

(d) You warrant that you do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative agency, labor board or arbitration panel. Except as specifically provided in Section 4 below, you further agree not to file a lawsuit of any type against any of the Released Parties in any court of the United States or any state or local governmental subdivision thereof, or with any arbitration panel or labor board, concerning any claim, demand, issue or cause of action released through this Separation Agreement. Should you file a lawsuit of any type with any court, labor board or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Separation Agreement and not specifically excluded as described in Section 4 and its subparagraphs below, you agree that you will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit.

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Further, you agree that nothing in this Separation Agreement shall limit the right of a court, labor board or arbitration panel to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Separation Agreement subsequently be found to be invalid.

4.	Exclusions from Release of Claims and Covenant Not to Sue.

(a) The parties understand and agree that nothing in this Separation Agreement limits your right to bring an action to enforce the terms of this Separation Agreement.

(b) The parties understand and agree that the Release contained in Section 3 and its subparagraphs above does not include a waiver of any claims which cannot be waived by law and does not include a waiver of any vested rights you may have in any existing Company 401(k) plan or Company retirement plan or Company benefit plan, nor will it preclude you from purchasing continuation health benefits coverage for yourself and/or your dependents under the Company’s continuation health benefits policies to the extent you and your dependents are otherwise eligible and for the period provided by law under COBRA.

(c) The parties understand and agree that this Separation Agreement does not limit any statutory rights you may have to bring an action to challenge the terms of this Separation Agreement or contest the validity of the release contained in this Separation Agreement under the ADEA or the OWBPA.

(d) The parties understand and agree that nothing in this Separation Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any similar state or local fair employment practices agency or labor board. However, you understand that by signing this Separation Agreement, you are expressly waiving your right to any individual monetary award, injunctive relief, or other recovery for any alleged personal injury or other harm should any federal, state or local administrative agency or labor board pursue any claims on your behalf arising out of or relating to your employment with and/or separation from employment from any Released Party. You also understand that by signing this Separation Agreement you will waive any right you have or had to bring a lawsuit or obtain an individual recovery if an administrative agency or labor board pursues a claim against any of the Released Parties based on any actions taken by any of them up to the date you sign this Separation Agreement and, should you be awarded money damages or any other remuneration or relief, you agree that you are hereby unconditionally assigning to the Company any right or interest you have to receive the same.

(e) The parties understand and agree that nothing in this Separation Agreement prohibits you from filing a claim to collect any unemployment compensation benefits available to you under applicable state unemployment insurance compensation law or from collecting any award of benefits granted to you in accordance with that law.

5.	Company Release of Claims.

The Company, on behalf of itself, its affiliated and related companies, all of its and their present officers and directors, and all of its and their respective successors and assigns (collectively,

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the “Company Releasors”) hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all Claims which any of the Company Releasors ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date the Company executes this Separation Agreement under common law, contract, implied contract, public policy, tort, or any federal, state or local statute, constitution, law or regulation; (ii) related to or arising out of your hiring, employment or cessation of employment with the Company; and/or (iii) related to or arising under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and you existing as of the Effective Date, including, but not limited to, the Employment Agreement (other than the Ongoing Obligations). The Company, on behalf of the Company Releasors, further covenants and agrees not to institute any suit or action, at law, equity, or otherwise, in any federal or state court, before any federal, state or local administrative agency or before any tribunal, public or private, relating to or arising from such Claims released through Section 5 of this Separation Agreement. This Section 5 does not waive or attempt to waive (1) any claims that the Company or any of the other Company Releasors may have against you which are based upon acts or omissions by you that involve willful misconduct, fraud, theft or other illegal conduct by you; (2) any claims that cannot legally be waived; (3) any claims the Company or any of the other Company Releasors may have under this Separation Agreement; or (4) any claims relating to the enforcement of the Ongoing Obligations.

6.	Admission of Liability.

This Separation Agreement shall not in any way be deemed or construed as an admission of liability or wrongdoing on the part of you or the Company or any of the Released Parties, nor shall be admissible as evidence in any proceeding other than for the enforcement of this Agreement. You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to you at any time and maintain that they have at all times treated you in a fair, lawful, non-discriminatory and non-retaliatory manner.

7.	Payment to be Provided to You in Exchange for Your Release.

(a) In exchange for and in consideration of your promises set forth in this Separation Agreement (including, without limitation, your agreement to comply with the Ongoing Obligations), and contingent upon your execution of and compliance with the terms and conditions set forth in this Separation Agreement, including the Company’s receipt from you of a signed, effective, unrevoked original of this Separation Agreement, and provided further that, as of the Effective Date of this Separation Agreement, you have not engaged in any acts or omissions that would constitute a basis for you to be terminated for Cause (as such term is defined in the Employment Agreement, excepting item (e) of such definition), the Company agrees to provide you with the following payment on behalf of all Released Parties:

1. A total gross amount of Two Hundred and Seventy Five Thousand Dollars and 00/100 Dollars ($275,000.00), less all applicable federal, state and local employment and income taxes and other required or elected withholdings, which represents the unpaid portion of your Cash Retention Award (as defined in the Employment Agreement) (the

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“Cash Retention Award”). Subject to the terms of this Separation Agreement, this amount shall be tendered to you in a single lump sum on the first (1st) business day following the Effective Date.

8.	Additional Payments and Benefits Subject to Supplemental Release.

(a) In exchange for and in consideration of your promises set forth in this Separation Agreement, and contingent upon (i) your execution of and compliance with the terms and conditions set forth in this Separation Agreement, including the Company’s receipt from you of a signed, effective, unrevoked original of this Separation Agreement and (ii) the Company’s receipt from you, by the Scheduled Separation Date, of hard-copy proof of all eligible reimbursable out-of-pocket expenses and provided that you have not engaged in any acts or omissions prior to the Scheduled Separation Date that would constitute a basis for you to be terminated for Cause (as such term is defined in the Employment Agreement, excepting item (e) of such definition), and provided further that the supplemental release of claims provided to you simultaneously with this Separation Agreement (the “Supplemental Release”) (a copy of which is attached hereto as Exhibit B), is executed by you and returned to the Company on (or within five (5) business days after) the Scheduled Separation Date (and not revoked by you pursuant to its terms), the Company agrees to provide you with the following additional payments and benefits on behalf of all Released Parties:

1. A total gross amount of One Million Two Hundred and Thirty Seven Thousand and Five Hundred and 00/100 Dollars ($1,237,500.00), less all applicable federal, state and local employment and income taxes and other required or elected withholdings, which represents one and a half (1.5) times your gross annual base salary in effect on your Scheduled Separation Date plus one and a half (1.5) times your gross Target Annual Bonus established for 2013 (together, the “Severance Amount”). Pursuant to the terms of your Employment Agreement, the Severance Amount shall be tendered to you as follows:

(i) Ninety percent (90%) of the Severance Amount, equivalent to the total gross amount of One Million One Hundred and Thirteen Thousand and Seven Hundred and Fifty and 00/100 Dollars ($1,113,750.00) shall be paid in substantially equal installments over a period of eighteen (18) consecutive months, with the first installment being tendered as soon as administratively practicable following the Effective Date of this Separation Agreement, subject to Section 16; and subsequent installments tendered thereafter on the Company’s successive, regularly-scheduled paydates during the eighteen (18) month period until paid in full; and

(ii) Provided you abide the requirements against competition set forth in Paragraph 13.3 of the Employment Agreement through the date that is six (6) months following the Scheduled Separation Date, ten percent (10%) of the Severance Amount, equivalent to the total gross amount of One Hundred Twenty Three Thousand and Seven Hundred and Fifty and 00/100 Dollars ($123,750.00), shall be paid in one lump sum on the first regularly scheduled payroll date following the expiration of the six (6) month period following the Scheduled Separation Date.

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2. Savient will provide you with a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage (or if continuation under Savient’s current plans is not allowed, then provision at Savient’s expense but subject to payment by you of those payments which you would have been obligated to make under the Savient’s plan, of substantially similar welfare benefits from one or more third party providers) for a period of twenty four (24) months following the Scheduled Separation Date. Such benefits (or payments in lieu thereof) shall be provided or paid in accordance with Savient’s regular payroll practice applicable to such benefits. These benefits shall be provided to you at the same coverage level as in effect as of the Scheduled Separation Date, and at the same premium cost to you which was paid by you at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of Savient, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for you in a corresponding manner. The continuation of these welfare benefits shall be discontinued if prior to the expiration of the twenty four (24) month period, you have available substantially similar benefits at a comparable cost to you from a subsequent employer, as determined by Savient’s Board of Directors or Compensation Committee (the “Insurance Continuation”).

3. Notwithstanding anything to the contrary in the Employment Agreement, any equity plan or award agreement, any of your outstanding equity awards that are, by their terms, scheduled to vest on your Scheduled Separation Date (including by reason of your termination of employment pursuant to the terms of the Employment Agreement in the absence of this Separation Agreement) shall instead, subject to your compliance with the Ongoing Obligations, become fully vested and exercisable, as applicable, and all restrictions to which such awards may be subject shall immediately lapse, in each case on the first anniversary following your Scheduled Separation Date (the “Equity Acceleration”). All options vested prior to the Scheduled Separation Date shall remain exercisable for a period of twelve months after the Scheduled Separation Date (but in no event shall be exercisable after the date that is ten years after the option’s date of grant). All options that will vest on the first anniversary following your Scheduled Separation Date in accordance with this Section 8(a)(3) shall remain exercisable for a period of thirteen months after the Scheduled Separation Date (but in no event shall be exercisable after the date that is ten years after the option’s date of grant). Any outstanding equity awards that do not vest in accordance with this Section 8(a)(3) shall immediately terminate and be forfeited on your Scheduled Separation Date or, to the extent such vesting is subject to your compliance with the Ongoing Obligations, on determination by the Board that you have violated such obligations.

4. Savient will reimburse you or, at your election, pay to a third party provider for outplacement and career transition services of your own choosing and obtained by you, up to an amount not to exceed the total gross amount of One Hundred Thousand and 00/100 Dollars ($100,000) following the accrual and performance of such services over a period of twelve (12) months following the Scheduled Separation Date (the “Outplacement Services Benefit”). You understand that in no event shall such Outplacement Services Benefit be advanced and that proof of the performance and accrual of such services, in the

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form of a monthly invoice, must be submitted to the Company as a condition precedent to any such payments and the Company shall provide reimbursement of such payments to you within thirty (30) days following receipt of such invoice. The Outplacement Services Benefit will be tendered subject to all applicable income and employment taxes and other required or elected withholdings.

(b) You agree that the Severance Amount, the Equity Acceleration, the Insurance Continuation, the Cash Retention Award, and the Outplacement Services Benefit afforded to you through this Separation Agreement, each individually and together, constitute good and adequate consideration in exchange for your promises herein.

(c) The Company agrees to execute the Supplemental Release on (or within five (5) business days after) the Scheduled Separation Date. In the event that the Company does not execute the Supplemental Release at such time, you shall still be provided the additional payments and benefits as described above in this Section 8.

9.	No Reliance Upon Verbal Representations.

You agree that no promises, statements or inducements have been made which caused you to sign this Separation Agreement other than those expressly stated in writing within this Separation Agreement. You also agree that you have signed this Separation Agreement with full knowledge of all rights that you may have, and you hereby assume the risk of any facts presently unknown to you or any mistake in fact.

10.	No Right or Guarantee to Re-Employment or Reinstatement.

You agree that the Released Parties have not in any way guaranteed that you will be recalled, rehired, reinstated or in any way retained by the Company. You also agree that the Company and all of its related and affiliated companies have no obligation, contractual or otherwise, to consider any employment application you submit or to hire, rehire, retain, reinstate, reemploy or consider you for hire, rehire, retention, reinstatement or reemployment, now or ever in the future, either directly or indirectly, on a full-time, part-time, or temporary basis or as an independent contractor or consultant.

11.	Reference-Related Communications.

(a) You agree that, should you or any prospective employer for you desire that Savient engage in any reference-related communications, you will direct such inquiries exclusively to Savient’s Human Resources Department for confirmation only of your: (i) dates of employment; and (ii) employment position. You also agree that, except for the Company’s verbal confirmation of your dates of employment and position title as expressly set forth above, the Released Parties will have no obligation whatsoever to engage in any reference-related communications with your past, existing or prospective employers unless compelled by a court order or other legal process.

(b) Notwithstanding the foregoing, you understand and agree that the Released Parties will remain free to internally communicate, to those with a business need to know, any and all information concerning your employment history with the Company.

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12.	Continuing Obligation Not to Use Any Proprietary Information; Return of All Proprietary Information and Other Company Property; and Reconciliation of Corporate Credit Card Account.

(a) You acknowledge and agree that all Proprietary Information belonging to the Company and/or the other Released Parties, as more specifically defined within your Proprietary Information Agreement, which definition you agree is incorporated herein by reference, whether such information is in tangible form or otherwise, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential and/or proprietary, made or compiled by you or made available to you during the period of your employment with the Company, is and remains the sole property of the Company and the Released Parties.

(b) You agree that you have an obligation to and warrant that you have returned or will return, as of Savient’s close of business on the Scheduled Separation Date, all originals and all copies of all documents and records made or compiled by you and/or made available to you or provided to you during the period of your employment with Savient that contain Proprietary Information belonging to the Company and/or any of the Released Parties, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media and whether or not labeled or identified as confidential, proprietary or trade secret. You further warrant that you have not, and will not, directly or indirectly, at any time, now or ever in the future, download, print, copy, electronically transmit, disclose, release or retain any such information for your own personal use or any other purposes for your own benefit or the benefit of any third party.

(c) In addition to returning all originals and copies (in whatever format) of all Proprietary Information belonging to the Company and/or any of the Released Parties, you agree that you have an obligation to and warrant that you have returned or will return, as of the Scheduled Separation Date, all other Savient property and materials including, but not limited to, credit cards, calling cards, keys, keyfobs, identification badges, files, records, product samples, marketing materials, computer disks, laptop computers, tablets, printers, accessories for laptop computer and other technology (e.g. power cords, mouse, etc.), personal digital assistants, pagers, cellular telephones and Company cars.

(d) To the extent that you transferred any Proprietary Information belonging to the Company and/or any of the Released Parties to any personal computer equipment or other personal electronic storage devices, you warrant that you have returned or will return, as of the Scheduled Separation Date, a true and correct electronic copy of the same to the Company and have otherwise properly disposed of such materials and fully deleted, appropriately removed and purged all electronic copies of the same from your personal computer equipment or other personal electronic devices in a manner reasonably performed to effectively prevent the disclosure to any third parties of any sensitive personal data and/or other Proprietary Information belonging to the Company.

13.	Cooperation and Non-Disparagement.

(a) You agree that, during the Notice Period and thereafter, you shall cooperate reasonably and in good faith with the Company as may be necessary to respond to any inquiries or

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requests for information that may arise with respect to matters that you were responsible for or involved with during your employment with Savient. You further agree to cooperate reasonably and in good faith with the Released Parties in connection with any (a) defense, prosecution or investigation concerning any actual or potential litigation or administrative proceeding that involves the Company or any of its then-current or former officers, directors, employees or agents and in which you may be involved as a party, non-party or witness, or (b) audit, investigation or review by an federal, state or local regulatory or quasi-regulatory, or self-governing authority, or any internal investigation by or on behalf of the Company relating to such events or occurrences about which you may have knowledge or information. Your cooperation shall include, but not be limited to, being reasonably available to meet and speak with officers and employees of the Company, at reasonable times and locations, executing accurate and truthful documents including declarations, testifying in connection with any and all legal proceedings at the request of the Company and without the need for a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Company will reimburse you for all reasonable and documented out-of-pocket expenses, including travel, hotel and meal or similar expenses, incurred in connection with providing your cooperation under this Section 13 in accordance with the Company’s reimbursement policy, as may be in effect from time to time, or for which you have obtained prior approval from the Company . Additionally, in the event that you provide your cooperation pursuant to this Section 13 at any time following the Scheduled Separation Date, the Company shall reimburse you for actual time spent at a rate of $240.00 per hour. It is expected that you will be asked to provide your cooperation for a minimum of five (5) hours per month and a maximum of ten (10) hours per month during the one year period following your Scheduled Separation Date.

(b) You represent and warrant that you have not, and agree that you will not, now or in the future, publicly or privately, make or publish, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) to any third party that (a) the Company or any of the other Released Parties engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the conclusion thereof), the business or operations of the Company or any of the Released Parties, or otherwise; or (b) disparages, impugns or in any way reflects adversely upon the conduct, operations, financial condition, plans, business practices, policies or procedures of any of the Released Parties, including without limitation, any false, disparaging or defamatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer regarding the Company or any of the other Released Parties or their business affairs.

(c) The Company will instruct its officers and directors not to make or publish, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) to any third party that disparages, impugns or in any way reflects adversely upon you or your business reputation.

(d) Nothing in subparagraphs 13(b) or (c) above shall preclude any party from providing truthful testimony in response to legal subpoena or as required by law, provided that such party gives the other party notice of such subpoena and reasonably cooperates with the other party in any action he or it may bring to limit or restrict the scope of the disclosure.

Confidential Separation Agreement and General Release	Page 12

(e) The parties agree that your obligations contained in this Section 13 are contingent upon the Company not being in breach of its payment obligations under Sections 7(a)(1) and 13(a) (with respect to the cooperation obligations) of this Separation Agreement.

14.	Non-Competition and Non-Solicitation.

(a) You acknowledge that: (i) the business of the Company is intensely competitive and that your employment by the Company has required and, during the Notice Period, will continue to require that you have access to, and knowledge of, confidential information of the Company, including, but not limited to, business plans, operational methods, operating performance statistics and data, financial information and projections, technical processes and data, marketing techniques and materials, product development plans, research and development, lists of clients, customers or business partners, interests and needs of clients or customers, business plans and policies, overhead and cost information, profit margins, plans for acquisition or disposition of assets, products or investments, expansion plans, financial status and plans, computer software applications and other programs, source codes, object codes, processes, formulas, designs, ideas, concepts, models, methods, pricing policies or methods, personnel information and other trade secrets (the “Confidential Information”); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do serious damage, monetary or otherwise, to the Company’s business; (iii) by your training, experience and expertise, your services to the Company have been, and will continue to be, extraordinary, special and unique; and (iv) the restrictive covenants set forth below are reasonable and necessary to protect and preserve the value of the Company’s business.

(b) You covenant and agree that prior to the Scheduled Separation Date and for a one year period following the Scheduled Separation Date, you will not, directly or indirectly, whether for your own account or for the account of any other person, firm or entity, do any of the following, without the prior written consent of the Company:

(i) directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, consultant, partner, principal, member or stockholder with, or take any actions to do any of the foregoing with, any business or organization that engages in (A) the business of the development, marketing and sale of biopharmaceutical products for the rheumatology therapeutic area related to gout or (B) any other business in which the Company engaged or had plans to engage during your last twelve (12) months of employment with the Company (each, a “Competitive Business”), in each case, anywhere in the Restricted Territory. For purposes of this Separation Agreement, the “Restricted Territory” shall be defined as the United States or any other geographic area in the world in which the Company engaged or had plans to engage in business during the last twelve (12) months of your employment with the Company;

(ii) interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship of the Company;

(iii) solicit or attempt to solicit from any customer or client who was doing business with the Company during the last twelve (12) months of your employment with the

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Company any business of the same or of a similar nature to the business of the Company with such customer or client; or

(iv) undertake any action to induce any customer or client of the Company to discontinue any part of its business with the Company or otherwise interfere with the Company’s relationship with any person, firm or entity, including any person who at any time during your employment was an employee, contractor, consultant, supplier, service provider, client or customer of the Company.

Notwithstanding anything to the contrary in this Separation Agreement, you may, directly or indirectly, own, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (A) are not a controlling person of, or a member of a group which controls, such person, and (B) do not, directly or indirectly, own three percent (3%) or more of any class of securities of such person.

(c) You hereby acknowledge and agree that (notwithstanding anything to the contrary set forth in the Employment Agreement) the covenant against soliciting employees of the Company set forth in Article 13 of your Employment Agreement shall extend until the first anniversary of your Scheduled Separation Date.

(d) The parties agree that your obligations contained in this Section 14 are contingent upon the Company not being in breach of this Separation Agreement.

15.	Responsibility for Taxes.

You acknowledge and agree that you will be solely responsible for all of your own tax liabilities, including without limitation, income, employment, social security, or other taxes, which may result from the payment or provision of the Severance Amount, the Equity Acceleration, the Insurance Continuation, the Cash Retention Award and the Outplacement Services Benefit to you under this Separation Agreement. Additionally, you agree that the Released Parties shall not be required to pay any further sum to you, even if your tax or withholding consequences are not foreseeable to you at the time that you sign this Separation Agreement or are ultimately assessed in a manner which you do not anticipate at the time you sign this Separation Agreement. You acknowledge and agree that you have not been provided any advice by any of the Released Parties regarding the tax or withholding consequences of any consideration under this Separation Agreement pursuant to any federal, state, local or other income or employment, social security, or other tax or withholding laws or regulations.

16.	Compliance with IRS Code 409A.

Although Savient makes no guarantee with respect to the treatment of payments or benefits under this Separation Agreement and shall not be responsible in any event with regard to the Agreement’s compliance with Section 409A, you and Savient agree that the payment terms for the Severance Amount, the Equity Acceleration, the Insurance Continuation, and the Cash Retention Award contained within this Separation Agreement are intended to comply or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and any regulations or official

Confidential Separation Agreement and General Release	Page 14

guidance relating thereto (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Separation Agreement shall be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with Savient for purposes of any payments under this Separation Agreement which are subject to Section 409A until you have incurred a “separation from service” from Savient within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Separation Agreement will be construed as a separate identified payment for purposes of Section 409A. If, as of the Scheduled Separation Date you are not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Separation Agreement. If, as of the Scheduled Separation Date, you are a “specified employee” (within the meaning of Section 409A), then: (1) Each installment of the payments and benefits due under this Separation Agreement, that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time and in the manner set forth in this Agreement; and (2) each installment of the payments and benefits due under this Separation Agreement that is not described in clause (1), above, and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following his taxable year in which the separation from service occurs. To the extent required to avoid an accelerated or additional tax under Section 409A, (i) amounts reimbursable to you shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. Savient makes no representation that any or all of the payments described in this Separation Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

17.	Successors and Assigns.

You understand and agree that you may not assign your obligations under this Separation Agreement, and that it shall be binding upon you and your heirs, administrators, representatives, executors, and successors. You acknowledge and agree that this Separation Agreement shall be binding upon, and shall inure to the benefit of, any Successor Company (as defined in the Employment Agreement). Any such Successor Company shall be deemed substituted for all

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purposes as the “Company” under the terms of this Separation Agreement. Except as set forth above, this Agreement may not be assigned by the Company without your consent.

18.	Consultation with Counsel; Reasonable Time to Consider Separation Agreement During Review Period; Knowing and Voluntary Acceptance of this Separation Agreement; Right and Time to Revoke; and Effective Date.

(a) You acknowledge that, through this writing, Savient has advised you to consult with an attorney of your own choosing before signing this Separation Agreement, that the time afforded to you to consider the terms of this Separation Agreement provides you with a full and fair opportunity to locate and thoroughly discuss all aspects of your rights and this Separation Agreement with an attorney to the extent you elect to do so, and that you have, in fact, so consulted an attorney or knowingly waived the right to consult an attorney.

(b) You understand and agree that you have a period of twenty-one (21) calendar days following the date this Separation Agreement has been presented to you, which date the parties acknowledge is June 28, 2013, to consider whether to sign this Separation Agreement (the “Review Period”). You understand that you may use as much of the Review Period as you wish before signing this Separation Agreement and that you may use all of the Review Period. You agree that any material or immaterial changes to this Separation Agreement will not restart the running of the Review Period and that your right to accept the terms and benefits of this Separation Agreement will not extend beyond the expiration of the Review Period.

(c ) You understand and agree that you may elect to accept this Separation Agreement prior to the expiration of the Review Period by sending a signed, dated and notarized original to Savient’s President & Chief Business Officer, Philip K. Yachmetz (“Mr. Yachmetz”), by hand-delivery, first class U.S. mail, certified mail, or overnight mail to Savient Pharmaceuticals, Inc., 400 Crossing Blvd., 3rd Floor, Bridgewater, New Jersey 08807, postmarked no later than the close of business on the last day of the Review Period. To the extent that you sign this Separation Agreement and return it to the Company by the expiration of the Review Period, you warrant that you have voluntarily and knowingly waived the remainder of the Review Period and that your decision to accept a shortened period of time was not induced by any of the Released Parties through fraud or misrepresentation.

(d) By signing this Separation Agreement, you warrant that you have carefully read and fully understand all of the terms and provisions of this Separation Agreement, you are physically and emotionally competent and of sound mind to execute this Separation Agreement, and that you are knowingly and voluntarily signing this Separation Agreement of your own free will, act and deed. You further warrant that you have made such investigation of the facts pertaining to this Separation Agreement and all matters contained herein as you deem necessary, desirable and appropriate, and agree that the Release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission following the Effective Date of this Separation Agreement by reason of any later discovery of new, different or additional facts.

(e) You understand that, following your execution of the Separation Agreement, you will have an additional period of seven (7) calendar days to revoke your acceptance of this

Confidential Separation Agreement and General Release	Page 16

Separation Agreement by delivering written notification of any such revocation to Mr. Yachmetz no later than the close of business on the seventh (7th) calendar day after you sign it, except that if the seventh (7th) calendar day after your signature falls on a Saturday, Sunday or holiday observed by Savient, you will have until the conclusion of the next immediate business day (the “Revocation Period”). Written notification of revocation may be delivered by hand delivery, first class U.S. mail, certified mail or overnight mail sent to Mr. Yachmetz c/o Savient Pharmaceuticals, Inc., 400 Crossing Blvd., 3rd Floor, Bridgewater, New Jersey 08807, provided that such written notification of revocation must be received by Mr. Yachmetz no later than the close of business on the last day of the Revocation Period to be effective. If you timely revoke this Separation Agreement during the Revocation Period, the Separation Agreement will not be effective and enforceable and you will not receive the Severance Amount and other payments and benefits described in Sections 7 and 8 above.

(f) The “Effective Date” used throughout this Separation Agreement means the first (1st) calendar day after the Revocation Period expires, on which date the terms of this Separation Agreement shall be fully effective and enforceable provided that you have not timely served a notice of revocation upon the Company prior to that date.

19.	Governing Law and Venue.

This Separation Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of New Jersey, exclusive of any choice of law rules. Any disputes concerning this Separation Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, the state and federal courts of the State of New Jersey (to the extent that subject matter jurisdiction exists only).

20.	Severability.

The terms of this Separation Agreement are severable and shall be deemed to consist of a series of separate covenants. Should any term of this Separation Agreement be found, declared or determined to be void, illegal, invalid or unenforceable by a court of competent jurisdiction, that term shall be modified by the court to make it enforceable and/or severed from this Separation Agreement but all other terms shall remain in full force and effect.

21.	Proper Construction.

The language used in this Separation Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

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22.	Injunctive Relief.

The Company shall be entitled, in addition to any other right or remedy, to injunctive relief enjoining or restraining Employee from any violation of Sections 3, 11, 12, 13 or 14 of this Separation Agreement without posting a bond. This Section 22 shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief for any violations of Sections 3, 11, 12, 13 or 14 of this Separation Agreement.

23.	Amendments.

This Separation Agreement may be modified, altered or terminated only by an express written agreement between the Company and you, which agreement must be signed by you and a duly authorized representative of the Company, and expressly reference and attach a copy of this Separation Agreement to be effective.

24.	Waiver.

The failure of either party to this Release Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Release Agreement shall not operate as a waiver of any other breach or default.

25.	Beneficiaries.

To the extent allowed by law, any payments or benefits hereunder due to you at the time of your death shall nonetheless be paid or provided and you may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Separation Agreement. Such designation must be in the form of a signed writing acceptable to the Board of the Directors of the Company or its designee. You may make or change such designation at any time. In the absence of such designation, the primary beneficiaries for purposes of this Separation Agreement shall be your children.

26.	Mitigation.

You shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Separation Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Separation Agreement.

27.	Liability Insurance.

The Company will continue to cover you under officer, professional and other appropriate liability insurance policies, as such policies are amended from time to time, both during the term of this Separation Agreement and, while any potential liability exists, after the termination of this Separation Agreement in the same amount and to the same extent, if any, as the Company covers its officers.

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28.	Entire Agreement.

This Separation Agreement comprises the entire agreement between you and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter. Notwithstanding the foregoing, you understand and agree that this Separation Agreement does not alter and shall not be construed as altering, modifying, and supplanting or in any way changing or affecting the continued enforceability of: (i) your Proprietary Information Agreement; (ii) the Statement of Savient’s Policy Regarding Insider Information and Stock Trading and the Company’s Technology Policy; and/or (iii) your obligations against competing with the Company, against raiding or soliciting the Company’s employees, and requiring the continued protection of the Company’s confidential and proprietary business information as set forth in Article 13, “Confidentiality and Noncompetition”, of your Employment Agreement (as revised by this Separation Agreement), all of which you acknowledge remain fully effective and enforceable against you. Furthermore, notwithstanding the foregoing, and except to the extent specifically modified herein, this Separation Agreement shall not affect in any form or manner the validity, and right and obligations of you and the Company under any of your equity awards with the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, intending to be forever legally bound hereby, the parties have executed this Separation Agreement.

SAVIENT PHARMACEUTICALS, INC.

By:	/s/ Philip K. Yachmetz	Date:	7/19/13
Philip K. Yachmetz President & Chief Business Officer

AGREED AND ACCEPTED:

	/s/ Louis Ferrari	Date:	7/23/13
Louis Ferrari

ACKNOWLEDGEMENT

STATE OF New Jersey	)
	)	SS.:
COUNTY OF Union	)

On this 23rd day of July , 2013, before me, the subscriber, a notary public in and for the above County and State, appeared Louis Ferrari, identified and known to me to be the person described herein, who executed the foregoing Confidential Separation Agreement and General Release, duly acknowledging to me that his execution of same was knowing and voluntary and that he signed the same as his own free act and deed for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and seal at Westfield, NJ, the day and year aforesaid.

SEAL	/s/ Matthew Hilliard NOTARY PUBLIC

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EXECUTION COPY

EXHIBIT B

SUPPLEMENTAL RELEASE OF CLAIMS

For good and valuable consideration, Louis Ferrari (“you”) and Savient Pharmaceuticals, Inc. (“Savient” or the “Company”) (Savient and you, together, the “Parties”) hereby agree to the terms of this Supplemental Release of Claims (this “Supplemental Release”) pursuant to the attached Separation Agreement on the dates indicated below.

1.	Your Release of Claims.

(a) In exchange for Savient providing you with the payments and other benefits described in this Separation Agreement, including but not limited to the payments and benefits described in Sections 7 and 8 thereof, you, on behalf of yourself, your heirs, executors, personal representatives, administrators, agents and assigns, hereby fully, forever, irrevocably and unconditionally release, remise and discharge all Claims (as such term is defined in the Separation Agreement), whether real or perceived, accrued or unaccrued, liquidated or contingent, and now known or unknown, which you or your heirs, executors, personal representatives, administrators, agents and assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever against the Company, its affiliated and related companies, all of its and their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, all of its and their past and present employees, managers, directors, officers, administrators, shareholders, members, investors, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of its and their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Supplemental Release ) (i) based on, related to, or arising from any event that has occurred before you sign this Supplemental Release; (ii) related to or arising out of or in any way concerning your employment with the Company, the terms, conditions or privileges of your employment with the Company, or the termination of your employment by the Company; and/or (iii) related to or arising under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and you existing as of the Effective Date, including, but not limited to the Employment Agreement. This release includes, without limitation, all claims based on, related to, or arising from any and all violations and/or alleged violations of federal, state or local human rights, fair employment practices and/or other laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 200(e), et seq. (“Title VII”), the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (“ADA”), the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq. (“ERISA”), the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”), the Fair Labor Standards Act, 29 U.S.C. § 215(a)(3), et seq. (“FLSA”), the Equal Pay Act of 1963, 29 U.S.C. § 206, et seq. (“EPA”), the Lilly Ledbetter Fair Pay Act of 2010, H.R. 11 (“Fair Pay Act”), the Genetic Information Nondiscrimination Act of 2008,

42 U.S.C. § 2000ff, et seq. (“GINA”), the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Occupational Safety and Health Act, 29 U.S.C. 651, et seq. (“OSHA”), the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7201, et seq., the Fair Credit Reporting Act, 15 U.S.C. 1681, et seq. (“FCRA”), the National Labor Relations Act, 29 U.S.C. § 151, et seq. (“NLRA”), the Labor Management Relations Act, 29 U.S.C. §§ 141–187, et seq. (“NLRA”), the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301, et seq. (“USERRA”), the New Jersey Law Against Discrimination, N.J.S.A. 10:5-12, et seq. (“NJLAD”), the New Jersey Discrimination in Wages Law, N.J.S.A. 34:11-56.2, et seq., the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq. (“NJFLA”), the New Jersey Temporary Disability Benefits and Family Leave Insurance Law, N.J.S.A. 43:21-25, et seq., the New Jersey Civil Rights Act, N.J.S.A. 10:6-1, et seq. (“NJCRA”), the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq. (“CEPA”), the New Jersey Wage Payment Act, N.J.S.A. 34:11-4.1, et seq., the New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1, et seq., the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a, et seq., the New Jersey Millville Dallas Airmotive Plant Job Loss Act, N.J.S.A. 34:21-1, et seq., the New Jersey Fair Credit Reporting Act, N.J.S.A. 56:28-1, et seq. (“NJFCRA”), and all other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, as they may be amended, as well all claims for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States and New Jersey Constitutions.

(b) You understand that the laws described above give you important remedies that relate to claims that you have or may have arising out of or in connection with your employment with, or separation from employment from, the Company and agree that you are freely and voluntarily giving up those remedies and claims. By signing this Supplemental Release, you agree that you have unconditionally waived the right to proceed with discovery concerning any released claim in any future litigation with any Released Party, if any. You also agree that the release pursuant to this Section 1 includes all claims for equitable or other relief, attorney’s fees, and other fees and costs incurred up to the date you sign this Supplemental Release for any reason.

(c) You represent and warrant that: (i) you are the lawful owner of all claims released through this Supplemental Release; (ii) you have the beneficial interest in the payment that you will receive under this Supplemental Release; (iii) you have not assigned, and will not assign, any interest in any claim released through this Supplemental Release; (iv) you have not filed, and are not and have not been subject to, a voluntary or involuntary bankruptcy petition in the past three (3) years; (v) you are not a debtor in any pending bankruptcy case; (vi) no receiver, bankruptcy trustee or other third party may assert a right to any claim released through this Supplemental Release or the payment tendered or to be tendered under this Supplemental Release. You agree that the foregoing representations and warranties shall survive the execution, performance and consummation or termination of this Supplemental Release. You further agree that you will fully indemnify and hold the Released Parties harmless to the extent any of the foregoing representations and warranties is or becomes untrue for any claims or damages, including attorneys’ fees, fines, costs, liquidated damages and punitive damages, asserted or awarded against any of the Released Parties and, should it be determined that any bankruptcy trustee or other third party has a right to the payment made to you under this Supplemental Release, you immediately will return to Savient an amount equivalent to the full value of your Severance Amount.

(d) You warrant that you do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative agency, labor board or arbitration panel. Except as specifically provided in Section 2 below, you further agree not to file a lawsuit of any type against any of the Released Parties in any court of the United States or any state or local governmental subdivision thereof, or with any arbitration panel or labor board, concerning any claim, demand, issue or cause of action released through this Supplemental Release. Should you file a lawsuit of any type with any court, labor board or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Supplemental Release and not specifically excluded as described in Section 2 and its subparagraphs below, you agree that you will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit. Further, you agree that nothing in this Supplemental Release shall limit the right of a court, labor board or arbitration panel to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Supplemental Release subsequently be found to be invalid.

2.	Exclusions from Release of Claims and Covenant Not to Sue.

(a) The parties understand and agree that nothing in this Supplemental Release limits your right to bring an action to enforce the terms of this Supplemental Release or the Separation Agreement.

(b) The parties understand and agree that the release contained in Section 1 and its subparagraphs above does not include a waiver of any claims which cannot be waived by law and does not include a waiver of any vested rights you may have in any existing Company 401(k) plan or Company retirement plan or Company benefit plan, nor will it preclude you from purchasing continuation health benefits coverage for yourself and/or your dependents under the Company’s continuation health benefits policies to the extent you and your dependents are otherwise eligible and for the period provided by law under COBRA.

(c) The parties understand and agree that this Supplemental Release does not limit any statutory rights you may have to bring an action to challenge the terms of this Supplemental Release or contest the validity of the release contained in this Supplemental Release under the ADEA or the OWBPA.

(d) The parties understand and agree that nothing in this Supplemental Release prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any similar state or local fair employment practices agency or labor board. However, you understand that by signing this Supplemental Release, you are expressly waiving your right to any individual monetary award, injunctive relief, or other recovery for any alleged personal injury or other harm should any federal, state or local administrative agency or labor board pursue any claims on your behalf arising out of or relating to your employment with and/or separation from employment from any Released

Party. You also understand that by signing this Supplemental Release you will waive any right you have or had to bring a lawsuit or obtain an individual recovery if an administrative agency or labor board pursues a claim against any of the Released Parties based on any actions taken by any of them up to the date you sign this Supplemental Release and, should you be awarded money damages or any other remuneration or relief, you agree that you are hereby unconditionally assigning to the Company any right or interest you have to receive the same.

(e) The parties understand and agree that nothing in this Supplemental Release prohibits you from filing a claim to collect any unemployment compensation benefits available to you under applicable state unemployment insurance compensation law or from collecting any award of benefits granted to you in accordance with that law.

3. Company Release of Claims. The Company, on behalf of itself and the other Company Releasors (as defined in the Separation Agreement), hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all Claims which any of the Company Releasors ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date the Company executes this Supplemental Release under common law, contract, implied contract, public policy, tort, or any federal, state or local statute, constitution, law or regulation; (ii) related to or arising out of your hiring, employment or cessation of employment with the Company; and/or (iii) related to or arising under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and you existing as of the Supplemental Release Effective Date, including, but not limited to, the Employment Agreement (other than the Ongoing Obligations). The Company, on behalf of the Company Releasors, further covenants and agrees not to institute any suit or action, at law, equity, or otherwise, in any federal or state court, before any federal, state or local administrative agency or before any tribunal, public or private, relating to or arising from such Claims released through Section 3 of this Supplemental Release. This Section 3 does not waive or attempt to waive (1) any claims that the Company or any of the other Company Releasors may have against you which are based upon acts or omissions by you that involve willful misconduct, fraud, theft or other illegal conduct by you; (2) any claims that cannot legally be waived; (3) any claims the Company or any of the other Company Releasors may have under this Supplemental Release; or (4) any claims relating to the enforcement of the Ongoing Obligations.

4. Consultation with Counsel/Knowing and Voluntary Acceptance of this Supplemental Release. You acknowledge that (a) the Company has advised you of your right to consult with an attorney prior to executing this Supplemental Release; (b) you have carefully read and fully understand all of the provisions of this Supplemental Release, (c) you are entering into this Supplemental Release, including the releases set forth in Section 1 above, knowingly, freely and voluntarily in exchange for good and valuable consideration; (d) you have the full power, capacity and authority to enter into this Supplemental Release, and (e) you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Supplemental Release.

5.	Consideration and Revocation Period.

(a) You acknowledge that you have been given twenty-one (21) calendar days to consider the terms of this Supplemental Release.

(b) You will have seven (7) calendar days from the date on which you sign this Supplemental Release to revoke your consent to the terms of this Supplemental Release. Such revocation must be in writing and must be faxed to Mr. Yachmetz c/o Savient Pharmaceuticals, Inc., 400 Crossing Blvd., 3rd Floor, Bridgewater, New Jersey 08807, at (732)565-4855. Notice of such revocation must be received no later than seven (7) calendar days after you sign this Supplemental Release.

(c) In the event of such revocation by you, this Supplemental Release will be null and void in its entirety and you will not be eligible to receive the payments and benefits described in Section 8 of the Separation Agreement.

(d) Provided that you do not revoke your consent to this Supplemental Release, this Supplemental Release shall become effective on the eighth (8th) calendar day after the date on which you sign it (the “Supplemental Release Effective Date”).

(e) This Supplemental Release in no way affects your prior release of claims under the Separation Agreement.

6. Non-Admission of Liability. This Supplemental Release shall not in any way be deemed or construed as an admission of liability or wrongdoing on the part of you or the Company or any of the Released Parties, nor shall be admissible as evidence in any proceeding other than for the enforcement of the Separation Agreement and Supplemental Release. You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to you at any time and maintain that they have at all times treated you in a fair, lawful, non-discriminatory and non-retaliatory manner.

7. Severability. The terms of this Supplemental Release are severable and shall be deemed to consist of a series of separate covenants. Should any term of this Supplemental Release be found, declared or determined to be void, illegal, invalid or unenforceable by a court of competent jurisdiction, that term shall be modified by the court to make it enforceable and/or severed from this Supplemental Release but all other terms shall remain in full force and effect.

8. Injunctive Relief. The Company shall be entitled, in addition to any other right or remedy, to injunctive relief enjoining or restraining you from any violation of Section 1 of this Supplemental Release. This Section 8 shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief for any violations of Section 1 of this Supplemental Release.

9. Amendments. This Supplemental Release may be modified, altered or terminated only by an express written agreement between the Company and you, which agreement must be signed by you and a duly authorized representative of the Company, and expressly reference and attach a copy of this Supplemental Release to be effective.

10. Waiver. The failure of either party to this Supplemental Release to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Supplemental Release shall not operate as a waiver of any other breach or default.

11. Successors and Assigns. You understand and agree that you may not assign your obligations under this Supplemental Release, and that it shall be binding upon you and your heirs, administrators, representatives, executors, and successors. You acknowledge and agree that this Separation Agreement shall be binding upon, and shall inure to the benefit of, any Successor Company (as defined in the Employment Agreement). Any such Successor Company shall be deemed substituted for all purposes as the “Company” under the terms of this Supplemental Release. Except as set forth above, this Supplemental Release may not be assigned by the Company without your consent.

12. Governing Law; Venue. This Supplemental Release shall in all respects be interpreted, enforced and governed under the laws of the State of New Jersey, exclusive of any choice of law rules. Any disputes concerning this Separation Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, the state and federal courts of the State of New Jersey (to the extent that subject matter jurisdiction exists only).

13. Entire Agreement. This Supplemental Release and the Separation Agreement comprises the entire agreement between you and the Company and fully supersedes any and all prior agreements, representations, negotiations, discussions, understandings and obligations between the parties pertaining to its subject matter. Notwithstanding the foregoing, you understand and agree that this Supplemental Release does not alter and shall not be construed as altering, modifying, and supplanting or in any way changing or affecting the continued enforceability of: (i) your Proprietary Information Agreement; (ii) the Statement of Savient’s Policy Regarding Insider Information and Stock Trading and the Company’s Technology Policy; and/or (iii) your obligations against competing with the Company, against raiding or soliciting the Company’s employees, and requiring the continued protection of the Company’s confidential and proprietary business information as set forth in Article 13, “Confidentiality and Noncompetition”, of your Employment Agreement (as revised by the Separation Agreement), all of which you acknowledge remain fully effective and enforceable against you. Furthermore, notwithstanding the foregoing, and except to the extent specifically modified herein, this Supplemental Release shall not affect in any form or manner the validity, and right and obligations of you and the Company under any of your equity awards with the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, intending to be forever legally bound hereby, the parties have executed this Supplemental Release.

SAVIENT PHARMACEUTICALS, INC.

By:		Date:
Philip K. Yachmetz President & Chief Business Officer

AGREED AND ACCEPTED:

Date:
Louis Ferrari

To be signed and returned to the Company on (or within five (5) business days after) the Scheduled Separation Date.

ACKNOWLEDGEMENT

STATE OF	)
	)	SS.:
COUNTY OF	)

On this _____ day of _____, 2013, before me, the subscriber, a notary public in and for the above County and State, appeared Louis Ferrari, identified and known to me to be the person described herein, who executed the foregoing Supplemental Release, duly acknowledging to me that his execution of same was knowing and voluntary and that he signed the same as his own free act and deed for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and seal at _______________, the day and year aforesaid.

SEAL	NOTARY PUBLIC